UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2009

SEATTLE GENETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-32405	91-1874389
(Commission File Number)	(IRS Employer Identification No.)

21823 30th Drive SE

Bothell, Washington 98021

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (425) 527-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

In a Current Report on Form 8-K filed with the Commission on January 27, 2009 (the “January Form 8-K”), Seattle Genetics, Inc. (the “Company”), reported, among other things, that the Company entered into a stock purchase agreement (the “Baker Purchase Agreement”) with Baker Brothers Life Sciences, L.P. (“BBLS”). Felix Baker, Ph.D., one of the Company’s directors, is a Managing Member of Baker Brothers Life Sciences Capital (GP), LLC, the general partner of BBLS. The Baker Purchase Agreement provided that, subject to stockholder approval and customary closing conditions, BBLS and certain affiliated funds (together, the “Baker Entities”) would purchase 1,178,163 shares of the Company’s common stock (such shares, the “Baker Shares”) at $9.72 per share.

The Company received stockholder approval for the issuance and sale of the Baker Shares pursuant to the Baker Purchase Agreement at the Company’s annual meeting of stockholders held on May 15, 2009, and the Company and the Baker Entities closed the issuance and sale of the Baker Shares on May 20, 2009 (the “Closing”). At the Closing, the Company issued and sold the Baker Shares to the Baker Entities for an aggregate cash purchase price of $11,451,744.36, or $9.72 per share. The Company issued and sold the Baker Shares to the Baker Entities in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, and the Baker Entities represented to the Company that each Baker Entity is an “accredited investor” within the meaning of Rule 501 under the Securities Act.

The terms and conditions of the Baker Purchase Agreement described in this report is not complete and is qualified in its entirety by reference to the complete Baker Purchase Agreement filed as Exhibit 10.1 to the January Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEATTLE GENETICS, INC.

Dated: May 21, 2009	By:	/S/ TODD E. SIMPSON
Todd E. Simpson Chief Financial Officer